Exhibit 99.1

Farmer Bros. Reports Net Loss of $0.10 Per Share for Third Quarter of Fiscal 2009

TORRANCE, Calif. — (BUSINESS WIRE) — May 12, 2009 — Farmer Bros. Co. (NASDAQ:FARM) today reported a net loss for its third fiscal quarter ended March 31, 2009 of $1.4 million or $0.10 per share, compared with a net loss in last year’s third quarter of $2.7 million or $0.19 per share. The results reflect the addition of the direct-store delivery (DSD) foodservice coffee businesses that Farmer Bros. acquired from Sara Lee Corp. effective Feb. 28, 2009.

Net sales grew 21% to $85.6 million compared with $67.3 million in last year’s quarter. The 2009 results included sales of $14.4 million from the acquired DSD businesses for March 1 through March 31, 2009. The results also reflected $2.4 million in additional sales, compared with the same quarter in 2008, from the Coffee Bean Intl. (CBI) subsidiary. Unit sales, not including the acquired DSD businesses, rose 0.2% compared with the same quarter last year.

“We have all the ingredients necessary for success: a broader and more diversified customer base, great employees and the financial liquidity to meet both our short- and long-term needs,” said Rocky Laverty, President and Chief Executive Officer.  “We are encouraged that our unit volumes have remained steady despite the economic slowdown. In the meantime, our post-acquisition integration efforts are progressing rapidly and we look forward to completing this process and realizing the selling and operating efficiencies in the coming fiscal year. The Farmer Bros. Family of Brands is unsurpassed in quality and service, and we expect to deliver on this promise to our customers. “

The Company reported an improvement in gross profits to 49.8% of net sales, compared with 45.6% in the prior year’s third quarter, reflecting CBI’s increased contribution as well as lower reported costs of coffee brewing equipment. Selling, general and administrative expenses increased 39.8% over the prior year’s quarter, driven in part by the addition of the DSD business in the quarter and higher freight costs. Quarterly losses from operations were $1.6 million, compared with $1.0 million in last year’s third quarter.

The Company reported that it financed its $45.6-million acquisition of the DSD business with cash of $16.1 million and $29.5 million in funds drawn from a senior secured revolving credit facility that the Company obtained from Wachovia Bank. At the end of the quarter, the Company had $21.8 million available for use under that $50-million credit facility.

The Company ended the quarter with cash and short-term investments of $64.0 million, compared with $84.8 million at the end of the second quarter and $123.3 million at June 30, 2008. The changes primarily reflect the cash outlays for the DSD acquisition and capital improvements, as well as the unrealized decrease in market value of the Company’s portfolio of preferred stocks. This decrease in the market value of the Company’s portfolio was reflected in the Other, net expense of $2.4 million in the quarter.

The Company is committed to implementing its plans to:

•                  Pursue its previously announced strategy of emphasizing excellent customer service throughout the organization and to smoothly transition the tens of thousands of DSD customers to Farmer Bros.

•                  Realize cost savings and economies of scale by the end of fiscal 2010 leading to improved margins and operating profit,

•                  Revise the priority and timing of its capital expenditures to meet the needs of the new, larger business.  The Company will fund these investments with existing cash as well as the recently obtained revolving credit facility.

About Farmer Bros.

Farmer Bros. Co. is the nation’s largest direct-store delivery business for coffee and allied products such as cappuccino, cocoa mixes and spices. It roasts and packages coffee for more than 10 brands; it processes and packages allied products; it directly delivers its products and services to food service operators and retailers in all 48 mainland states. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this press release and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate both DSD and the CBI Acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, and changes in the quality or dividend stream of third parties’ securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

CONTACT:	Abernathy MacGregor Group
Jim Lucas or Sydney Rosencranz, 213-630-6550

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2009	2008	2009	2008

Net sales	$85,604	$67,276	$228,657	$199,576
Cost of goods sold	42,946	36,618	117,730	106,015
Gross profit	$42,658	$30,658	$110,927	$93,561
Selling expenses	35,279	25,191	93,476	74,029
General and administrative expenses	8,985	6,471	23,098	22,272
Operating expenses	$44,264	$31,662	$116,574	$96,301
Loss income from operations	$(1,606)	$(1,004)	$(5,647)	$(2,740)
Other income (expense)
Dividend income	752	965	2,701	3,042
Interest income	350	776	1,288	2,999
Other, net expense	(2,419)	(3,754)	(13,082)	(11,816)
Total other expense	$(1,317)	$(2,013)	$(9,093)	$(5,775)

Loss before taxes	(2,923)	(3,017)	(14,740)	(8,515)
Income tax benefit	(1,486)	(307)	(7,113)	(4,624)
Net loss	$(1,437)	$2,710)	$(7,627)	$(3,891)

Basic and fully diluted loss per share	$(0.10)	$(0.19)	$(0.53)	$(0.27)

Weighted average shares outstanding	14,532,868	14,313,274	14,480,971	14,255,374
Dividends declared per share	$0.115	$0.115	$0.350	$0.345